As filed with the Securities and Exchange Commission on January 23, 2007

Registration No. 333-138875
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

AMENDMENT NO. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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HMS HOLDINGS CORP.
________________________________
(Exact Name of Registrant as Specified in Its Charter)
New York	11-3656261
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

________________________________
401 Park Avenue South
New York, New York
(212) 685-4545
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
________________________________________
Robert M. Holster
Chief Executive Officer
401 Park Avenue South
New York, New York 10016
(212) 685-4545
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
________________________________
Copy to:
Robert A. Schwed, Esq.
WilmerHale
399 Park Avenue
New York, New York 10022
Telephone: (212) 230-8800
Telecopy: (212) 230-8888
________________________________

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

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CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,749,800	$13.96	$24,427,208	$2,613.71(2)
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq Global Market on November 17, 2006.
(2)	The Registrant paid the registration fee with its initial filing.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January [__], 2007

PROSPECTUS

HMS HOLDINGS CORP.

1,749,800 SHARES OF COMMON STOCK

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This prospectus relates to resales of shares of common stock previously issued by HMS Holdings Corp. to Public Consulting Group, Inc. in connection with our acquisition of the Benefits Solutions Practice Area of that company.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “HMSY.” On November 17, 2006, the closing sale price of the common stock on Nasdaq was $13.96 per share. You are urged to obtain current market quotations for the common stock.

______________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is January [__], 2007.

          HMS Holding Corp.’s principal executive offices are located at 401 Park Avenue South, New York, New York 10016, our telephone number at that address is (212) 685-4545 and our Internet address is www.hmsholdings.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires references in this prospectus to “HMS”, “we,” “us,” and “our” refer to HMS Holdings Corp. and its subsidiaries.

          We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

          This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

HMS HOLDINGS CORP.

          HMS Holdings Corp. (Holdings or the Company) provides a variety of cost containment and payment accuracy services relating to government healthcare programs. These services are generally designed to help our clients increase revenue and reduce operating and administrative costs. They are offered through our Health Management Systems, Inc. (HMS) and Reimbursement Services Group Inc. (RSG) subsidiaries.

          HMS, which generated approximately 85% of Holdings’ revenue in 2005, works on behalf of government payors to help contain healthcare costs by recovering expenditures that were the responsibility of a third party, or were paid in error. HMS’s customers are state and county Medicaid programs, Medicaid managed care plans, child support enforcement agencies, state prescription drug plans and other public programs.

          RSG, which generated approximately 15% of Holdings’ revenue in 2005, works on behalf of large public, voluntary and for profit hospitals to document services that qualify for reimbursement through Medicare cost reports and other government payment mechanisms.

          On September 13, 2006, we acquired Benefits Solutions Practice Area (“BSPA”) of Public Consulting Group, Inc. Through the BSPA, we provide a variety of cost avoidance, insurance verification, recovery audit and related services to state Medicaid agencies, children and family services agencies, the U.S. Department of Veterans Affairs, and the Centers for Medicare and Medicaid Services.

THE OFFERING

Common Stock offered by selling	1,749,800 shares
stockholders

Use of proceeds	HMS will not receive any proceeds from the sale of
shares in this offering
Nasdaq Global Select Market symbol	HMSY

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock. All numbers and percentages presented in the Risk Factors as of and prior to December 31, 2005 represented the historical operations of the Company and do not reflect the impact the acquisition of the BSPA may have on such amounts.

Our Operating Results Are Subject To Significant Fluctuations Due To Variability In The Timing Of When
We Recognize Contingency Fee Revenue And Other Factors. As A Result, You Will Not Be Able To Rely On
Our Operating Results In Any Particular Period As An Indication Of Our Future Performance.

          Our revenue and consequently our operating results may vary significantly from period to period as a result of a number of factors, including the loss of customers, fluctuations in sales activity given our sales cycle of approximately three to eighteen months, and general economic conditions as they affect healthcare providers and payors. Further, we have experienced fluctuations in our revenue of up to 25% between reporting periods due to the timing of periodic revenue recovery projects and the timing and delays in third-party payors’ adjudication of claims and ultimate payment to our clients where our fees are contingent upon such collections. The extent to which future revenue fluctuations could occur due to these factors is not known and cannot be predicted. As a consequence, our results of operations are subject to significant fluctuations and our results of operations for any particular quarter or fiscal year may not be indicative of results of operations for future periods. A significant portion of our operating expenses are fixed, and are based primarily on revenue and sales forecasts. Any inability on our part to reduce spending or to compensate for any failure to meet sales forecasts or receive anticipated revenues could magnify the adverse impact of such events on our operating results.

The Majority Of Our Contracts With Customers May Be Terminated For Convenience

          The majority of our contracts with customers are terminable upon short notice for the convenience of either party. Although to date none of our material contracts have ever been terminated under these provisions, we cannot be assured that a material contract will not be terminated for convenience in the future. Any termination of a material contract, if not replaced, could have a material adverse effect on our business, financial condition and results of operations.

We Face Significant Competition For Our Services

          Competition for our services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins and market share. We compete with other providers of healthcare information management and data processing services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge.

          Current and prospective customers also evaluate our capabilities against the merits of their existing information management and data processing systems and expertise. Major information management systems companies, including those specializing in the healthcare industry, that do not presently offer competing services may enter our markets. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. As a result, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and changes in the political, economic or regulatory environment in the healthcare industry. In addition, several of our competitors may be in a position to devote greater resources to the development, promotion, and sale of their services than we can.

Simplification Of The Healthcare Payment Process Could Reduce The Need For Our Services

          The complexity of the healthcare payment process, and our experience in offering services that improve the ability of our customers to recover incremental revenue through that process, have been contributing factors to the success our service offerings. Complexities of the healthcare payment process include multiple payors, the coordination and utilization of clinical, operational, financial and/or administrative review instituted by third-party payors in an effort to control costs and manage care. If the payment processes associated with the healthcare industry are simplified, the need for our services, or the price customers are willing to pay for our services, could be reduced.

Changes In The United States Healthcare Environment Could Have A Material Negative Impact On
Our Revenue And Net Income

          The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Our services are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates, certain capital expenditures, and data confidentiality and privacy. From time to time, certain proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our clients. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring their retention of service providers such as us. We cannot predict what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition or business.

          Recently, the General Accounting Office, an investigative arm of Congress, added Medicaid to its list of high-risk programs. According to the GAO, states have used various financing schemes to generate excessive federal Medicaid matching funds while their own share of expenditures has remained unchanged or decreased. Also on January 30, 2004, the United States Senate Finance Committee Chairman requested that the HHS, CMS, and OIG respond to a lengthy request for information about vendors that provide contingency fee based revenue maximization or revenue enhancement services to State Medicaid agencies specifically with the intent to increase federal Medicaid reimbursement. This type of service represents a very small portion of the suite of HMS offerings and corresponding revenue streams. We cannot predict what impact, if any, this inquiry might have on our future results of operations, financial condition or business.

Certain Provisions In Our Certificate Of Incorporation Could Discourage Unsolicited Takeover
Attempts, Which Could Depress The Market Price Of Our Common Stock

          Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or, other rights of holders of our common stock. In the event of issuance, preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. In addition, our by-laws provide for a classified Board of Directors, which could also have the effect of discouraging a change of control.

We Depend On Our Largest Clients For Significant Revenue, And If We Lose A Major Client, Our
Revenue Could Be Adversely Affected.

          We generate a significant portion of our revenue from our largest clients. For the years ended December 31, 2005, 2004, and 2003, our three largest clients accounted for approximately 39%, 41% and 37% of our revenue from continuing operations, respectively. For the nine months ended September 30, 2006, our three largest clients accounted for approximately 39% of our revenue from continuing operations. Our relationship with one of these customers ended in June 2005 and produced revenue through June 2006. While we were able to replace this revenue with revenue from two new customers added in 2005, if we were to lose another major client, our results of operations could be materially and adversely affected by the loss of revenue, and we would seek to replace the client with new business.

The Level Of Our Annual Profitability Has Historically Been Significantly Affected By Our Third
And Fourth Quarter Operating Results.

          We typically realize higher revenues and operating income in the last quarter of our fiscal year. This trend reflects the inherent purchasing and operational cycles of our clients. Although we currently anticipate that our revenue and profit in the fourth quarter of 2006 (exclusive of any deal related amortization expense) will be greater than comparable amounts for the earlier quarters of 2006, if we do not realize increased revenue in future fourth quarter periods, including 2006, due to adverse economic conditions in those quarters or otherwise, our profitability for any affected quarter and the entire year could be materially and adversely affected because ongoing data processing and general and administrative expenses are largely fixed.

Successful integration of the PCG’s Benefits Solutions Practice Area (BSPA) into the Company is dependent on several factors, and the failure to realize the expected benefits of the acquisition of the BSPA could have an adverse effect on our operations.

          We acquired BSPA from PCG on September 13, 2006, and, as a result, we significantly increased the size of our operations and business. We cannot assure you that we will be able to integrate the operations of the BSPA without encountering difficulties. Any difficulty in integrating the operations of the BSPA successfully could have a material adverse effect on our business, financial condition, results of operations or prospects, and could lead to a failure to realize the anticipated benefits of the acquisition. Moreover, our management will be required to dedicate substantial time and effort to the integration of BSPA. During the integration process, these efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

Our indebtedness results in significant debt service obligations and limitations.

          We have significant debt service obligations. Substantially all of our assets used in our business operations secure our obligations under our credit facilities. Our indebtedness may pose important consequences to investors, including the risks that:

  we will use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for acquisitions, working capital, capital expenditures and other general corporate purposes;

  increases in our borrowings under our credit facilities may make it more difficult to satisfy our debt obligations;

  some of our borrowings under our credit facilities may bear interest at variable rates, which could create higher debt service requirements if market interest rates increase;

  our degree of leverage may limit our ability to withstand competitive pressure and could reduce our flexibility in responding to changes in business and economic conditions; and

  our degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable to downturns in the economy or in our industry.

          If we cannot generate sufficient cash flow from operations to meet our obligations, we may be forced to reduce or delay acquisitions and other capital expenditures, sell assets, restructure or refinance our debt, or seek additional equity capital. There can be no assurance that these remedies would be available or satisfactory. Our cash flow from operations will be affected by prevailing economic conditions and financial, business and other factors that may be beyond our control.

We may not be able to realize the entire book value of goodwill from acquisitions.

          As of September 30, 2006, we have approximately $68.1 million of goodwill. We have implemented the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We will monitor for impairment of goodwill on past and future acquisitions. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. There can be no assurances that future impairment of goodwill under SFAS No. 142 will not have a material adverse effect on our business, financial condition or results of operations. Management performs the goodwill valuation.

We are dependent on information suppliers. If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.

          We obtain some of the data used in our services from third party suppliers and government entities. If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

          This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of shares by the selling stockholders.

          The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Select Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

          We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of the Benefits Solutions Practice Area of the Public Consulting Group, Inc. in September 2006. The following table sets forth, to our knowledge, certain information about the selling stockholders as of November 21, 2006.

          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock		Number of Shares	Shares of Common Stock to be
	Beneficially Owned Prior to		of Common Stock	Beneficially Owned After
Name of Selling Stockholder	Offering		Being Offered	Offering (1)
	Number	Percentage		Number	Percentage
Public Consulting Group, Inc.(2) 148 State Street Boston, Massachusetts 02109	1,749,800		1,749,800	----	----

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(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	William S. Mosakowski, Stephen Skinner and Daniel T. Heaney, are officers of Public Consulting Group, Inc. (“PCG”), T. McLean Brown, Mr. Skinner and Mr. Mosakowski are significant shareholders of PCG and Marc H. Fenton, Benjamin Bobo and Messrs. Mosakowski, Skinner and Brown are members of PCG's Board of Directors. As a result, each of them may be deemed to beneficially own shares of Common Stock beneficially owned by PCG. Except to the extent of his interest as an officer, stockholder, or member of the Board of Directors, each of Messrs. Mosakowski, Heaney, Skinner, Brown, Fenton, and Bobo have disclaimed such beneficial ownership.

PLAN OF DISTRIBUTION

          The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  in privately negotiated transactions;

  in options transactions;

  through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

  any other method permitted pursuant to applicable law.

          In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

          In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

          In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

          In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

          At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

          We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earliest of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement, (ii) such time as all of the shares covered by this prospectus may be sold without registration by reason of Rule 144(k) under the Securities Act, and (iii) November 21, 2009.

LEGAL MATTERS

          The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

          The consolidated financial statements and schedule of HMS Holdings Corp. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

          This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2005;

(2)	Our Current Report on Form 8-K dated January 24, 2006;

(3)	Our Current Report on Form 8-K dated February 27, 2006;

(4)	Our Current Report on Form 8-K dated March 2, 2006;

(5)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(6)	Our Current Report on Form 8-K dated May 5, 2006;

(7)	Our Current Report on Form 8-K dated May 9, 2006;

(8)	Our Current Report on Form 8-K dated June 26, 2006;

(9)	Our Current Report on Form 8-K dated June 26, 2006;

(10)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(11)	Our Current Report on Form 8-K dated August 3, 2006;

(12)	Our Current Report on Form 8-K dated August 7, 2006;

(13)	Our Current Report on Form 8-K dated September 14, 2006;

(14)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

(15)	Our Current Report on Form 8-K dated November 16, 2006;

(16)	Our Amendment to Current Report on Form 8-K dated November 20, 2006;

(17)	Our Current Report on Form 8-K dated December 15, 2006;

(18)	Our Current Report on Form 8 K dated January 8, 2007;

(19)	Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(20)	The description of our common stock contained in our Registration Statement on Form 8-A dated December 9, 1992 as updated by the Registrant’s Current Report on Form 8-K/12g-3 filed with the Securities and Exchange Commission on March 3, 2003.

          A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

          You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

HMS Holding Corp. 401 Park Avenue South New York, New York Attention: Robert M. Holster Telephone: (212) 685-4545

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by HMS Holdings Corp. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$2,613.71

Legal fees and expenses	$15,000.00

Accounting fees and expenses	$8,000.00

Miscellaneous expenses	$2,500.00

Total expenses	$28,113.71

Item 15. Indemnification of Directors and Officers.

          Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney’s fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such officer or director. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

          Under the provisions of HMS Holdings Corp.’s Restated Certificate of Incorporation and bylaws, as amended to date, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding or any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or, in the case of service for any other corporation of any partnership, joint venture, trust, employee benefit plan or other enterprise, no opposed to the best interests of the Corporation, or that he had reasonable cause to believe that his conduct was unlawful.

          HMS Holdings Corp. has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17. Undertakings.

          (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

          (iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                         If the Registrant is relying on Rule 430B (§ 230.430B of this chapter):

                         (i)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                         (ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 23, 2007.

HMS Holdings Corp.

By:	/s/ Robert M. Holster
Robert M. Holster
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

          We, the undersigned officers and directors of HMS Holdings Corp., hereby severally constitute and appoint Robert M. Holster and Thomas G. Archbold and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable HMS Holdings Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Holster	Chief Executive Officer and Director	January 23, 2007
Robert M. Holster

/s/ Thomas G. Archbold	Chief Financial Officer	January 23, 2007
Thomas G. Archbold

/s/ James T. Kelly	Director	January 23, 2007
James T. Kelly

/s/ William F. Miller III	Director	January 23, 2007
William F. Miller III

/s/ William S. Mosakowski	Director	January 23, 2007
William S. Mosakowski

/s/ William W. Neal	Director	January 23, 2007
William W. Neal

/s/ Galen D. Powers	Director	January 23, 2007
Galen D. Powers

/s/ Ellen A. Rudnick	Director	January 23, 2007
Ellen A. Rudnick

/s/ Michael A. Stocker	Director	January 23, 2007
Michael A. Stocker

/s/ Richard H. Stowe	Director	January 23, 2007
Richard H. Stowe

EXHIBIT INDEX

EXHIBIT
NUMBER		DESCRIPTION

3.1	(1)	Restated Certificate of Incorporation of the Registrant.
3.2	(1)	By-laws of the Registrant.
5.1		Opinion of WilmerHale.
23.1		Consent of KPMG LLP
23.2		Consent of WilmerHale, included in Exhibit 5.1 filed herewith.

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-100521) and incorporated herein by reference.